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                                                            EXHIBIT 5

    This Programming Purchase Agreement (the "Agreement") is dated December 5, 1997, by and between Tescorp, Inc. (the "Purchaser") and Supercanal Holding S.A. (the "Seller"). Intending to be legally bound by the terms and conditions hereof, the parties agree as follows:

1.  Rights.

    a. Right to Purchase Programming. Purchaser shall have the nonexclusive right, but not the obligation, to purchase from Seller any television programming which Seller has the right to sell to Purchaser and Purchaser desires to purchase.

    b.  Consideration.   Purchaser's right to enter into this Programming
Agreement with Seller is given in exchange for Purchaser's agreement to execute that certain Stock Purchase and Merger Agreement by and between Purchaser and Tescorp Acquisition Corporation, a wholly owned subsidiary of Seller. In addition to such consideration, Purchaser shall convey to Seller the following consideration in exchange for the programming it purchases from
Seller:

           i. An amount equal to Seller's actual cost of the programming (not including internal overhead or similar costs), an estimate of which shall be listed by Seller in Exhibit "A" hereto on a per subscriber basis.

           ii. The right for Seller to include the total number of Purchaser's subscribers in Seller's subscription base for the purpose of negotiating contracts with individual programmers.

    c. No Obligation to Purchase. Purchaser shall have no obligation to purchase any programming from Seller. Purchaser shall have no obligation to exclusively purchase its programming from Seller, but shall have the right to enter into and maintain contracts to purchase programming from suppliers other than Purchaser. Purchaser shall have the right, in its sole discretion, to terminate its obligation to purchase programming from Seller under this Agreement as follows:

           i. In the case of individual programs, if Purchaser is able to independently purchase comparable programming at a lower cost than Seller's, provided that Seller shall have the right, but not the obligation, to continue to sell such individual programs to Purchaser at such lower cost.

           ii.In the case of all programming, if the total of (a) Seller's cost; plus (b) Purchaser's continued programming costs from other sources; plus (c) Purchaser's cost for substitute programming for Seller's programs which Purchaser is not able to distribute to its subscribers exceeds Purchaser's existing cost of programming.

2. Delivery and Distribution of Seller's Services. Seller shall deliver all programming to Purchaser in a manner consistent with industry standards as they currently exist in Argentina, and


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on a best efforts basis such that the programming is ready for distribution when it is received by Purchaser.

3.  Representations and Warranties; Indemnification.

    a. Seller hereby represents and warrants that it has the right, power and authority to enter into and perform this Agreement and has obtained the appropriate and necessary authorizations, licenses and permissions from any and all third parties and governmental agencies or authorities that may be required of Purchaser and/or Seller for the license, delivery and transmission of Seller's programming in Purchaser's transmission areas.

    b. Purchaser and Seller shall each indemnify and forever hold harmless the other, the other's affiliated companies and their respective officers, directors, employees and agents from all liabilities, claims, costs, damages and expenses (including, without limitation, reasonable counsel fees of counsel of the other party's choice) arising out of any breach or claimed breach of any representation or any of its obligations pursuant to this Agreement.

    c. Seller shall indemnify Purchaser against any and all claims, damages, liabilities, costs and expenses arising out of the distribution, pursuant to this Agreement, of Seller's programming to the extent that such claims, damages, liabilities, costs and expenses are (i) based upon alleged libel, slander, defamation, invasion of the right of privacy, or violation or infringement of copyright or literary or dramatic rights arising out of the content of Seller's programming (ii) based upon the distribution of the Seller's programming as furnished by Seller without deletions by Purchaser; and (iii) not based upon any material added by Purchaser to the Seller's programming.

    d. Each party shall so indemnify the other only if such other party gives the indemnifying party prompt notice of any claim or litigation to which its indemnity applies; it being agreed that the indemnifying party shall have the right to assume the defense of any or all claims or litigation to which its indemnity applies and that the indemnified party will cooperate fully with the indemnifying party in such defense and in the settlement of such claim or litigation.

    e. Except as herein provided to the contrary, neither Purchaser nor Seller shall have any rights against the other party hereto for claims by third persons or for the nonoperation of facilities or the nonfurnishing of Sellers programming services if such nonoperation or nonfurnishing is due to failure of equipment, action or claims by any third person, labor dispute or any cause beyond such party's reasonable control.

4.  General.

    a. Term.   This Programming Agreement shall commence as of the date
hereof and shall be in effect for a period of ten years; provided, however, either party may extend this Agreement for successive one year terms by providing the other party with written notice not later than one



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(1) month prior to the termination hereof.

    b. Confidentiality. The terms and conditions, other than the existence and duration, of this Agreement shall be kept confidential by the parties hereto and shall not be disclosed by either party to any third party except as may be required by any applicable laws, regulations, court order or governmental agency of competent jurisdiction, and except to a party's accountants, auditors, and legal counsel, each of whom must first agree to be bound by this paragraph.

    c.  Severability.   The invalidity under applicable law of any provision
of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein.

    d. Applicable Law.   Regardless of the place of execution hereof, this
Agreement, all amendments hereto, and any and all issues or controversies arising herefrom or related hereto, shall be governed by and construed exclusively in accordance with the laws and decisions of the State of New York, the United States, without giving effect to its conflict of laws principles. Seller hereby consents to personal jurisdiction in and service of process by any competent state or federal court in the State of New York. Additionally, the parties hereto agree that the State of New York shall be the exclusive forum and situs for the resolution of any and all disputes, controversies or matters arising herefrom or related hereto. Seller agrees that service of process by mail shall be effective service of same and such service shall have the same effect as personal service within the State of New York and result in jurisdiction over Seller in the appropriate forum in the State of New York.

    e. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the purchase of Seller's programming by Purchaser and supersedes all prior or contemporaneous written or oral agreements and representations between the parties with respect thereto. This Agreement may not be amended, modified or altered in any manner, unless such amendment, modification or alteration is in writing and is signed by duly authorized representatives of the parties. This Agreement is enforceable by its own terms.

    f. No Joint Venture or Agency Relationship. Nothing herein shall be deemed to create any joint venture, partnership or agency relationship between the parties, and neither party is authorized to or shall act toward third parties or the public in any manner which would indicate any such relationship with the other.

    g. Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies and rights contained in the Agreement shall be cumulative and none of them shall be in limitation of any other remedy or right of either party.


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    IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute the Agreement.

Supercanal Holding S.A.                     Tescorp, Inc.


By:                                       By:
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Title:                                    Title:
      ---------------------                     ------------------------


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                                     EXHIBIT "A"